UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 17, 2008

DynCorp International LLC
 (Exact name of registrant as specified in its charter)

Delaware	333-127343	52-2287126
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3190 Fairview Park Drive, Suite 700, Falls Church, Virginia	22042
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (571) 722-0210

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 14, 2008, DynCorp International LLC (the “Company”) and DIV Capital Corporation (together with the Company, the “Issuers”) entered into a Purchase Agreement with Wachovia Capital Markets, LLC and Goldman, Sachs & Co., as representatives of the purchasers named therein (together the “Purchasers”), pursuant to which the Issuers agreed to issue and sell to the Purchasers $125 million in aggregate principal amount of its 9.5% senior subordinated notes due 2013 (the “Notes”) in a private placement pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Unless and until the Notes are registered under the Securities Act, the Notes may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This report shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

The Purchase Agreement is filed as Exhibit 1.1 to this Current Report and is incorporated by reference herein in response to this Item 1.01.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

1.1 Purchase Agreement, dated July 14, 2008, among DynCorp International LLC, DIV Capital Corporation, the Guarantors named therein and Wachovia Capital Markets, LLC and Goldman & Sachs & Co., as representative of the several purchasers named therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DynCorp International LLC

Date: July 17, 2008

/s/ Michael J. Thorne
Michael J. Thorne
Senior Vice President, Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

1.1	Purchase Agreement, dated July 14, 2008, among DynCorp International LLC, DIV Capital Corporation, the Guarantors named therein and Wachovia Capital Markets, LLC and Goldman & Sachs & Co., as representative of the several purchasers named therein.